Exhibit 11


                               THERMO SENTRON INC.

                        Computation of Earnings per Share

                                                               Mar. 16, 1994,
                                                                      Through
                                          1996            1995  Dec. 31, 1994
                                    ----------      ---------- --------------
   Computation of Primary Earnings
     per Share:

     Net Income (a)                 $5,152,000      $3,830,000     $1,260,000
                                    ----------      ----------     ----------
     Shares:
       Weighted average shares
         outstanding                 9,149,038       7,000,000      7,000,000

       Add: Shares issuable from
            assumed exercise of
            options (as determined
            by the application
            of the treasury stock
            method)                      6,750          27,000         27,000
                                    ----------      ----------     ----------
       Weighted average shares
         outstanding, as
         adjusted (b)                9,155,788       7,027,000      7,027,000
                                    ----------      ----------     ----------
   Primary Earnings per Share
     (a) / (b)                      $      .56      $      .55     $      .18
                                    ==========      ==========     ==========